Exhibit 77)C

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Matters Submitted to a Vote of Shareholders

A Special Meeting of the Shareholders of Small Cap Growth/TimesSquare Fund (the "Fund") was held on Friday, April 8, 2005 at 8:30 a.m., Eastern Time.

Shareholders of the Fund voted to approve the Agreement and Plan of Reorganization with TimesSquare Small Cap Growth Fund, a series of Managers AMG
Funds:

          For               Against

       31,989,956           603,020

Shareholders of the Fund voted to approve the Interim advisory Agreement with TimesSquare Capital Management LLC:

          For               Against

       31,986,890           603,363


No other business was transacted at the meeting.